Exhibit 99.1

For Release: April 20, 2009	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Revised

2009 Financial Guidance

Company Announces Selected First Quarter 2009 Results

Sets First Quarter 2009 Earnings Release Date of April 30, 2009

WAYNESBORO, VA – April 20, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced revised 2009 financial guidance and selected first quarter 2009 results.

•	Wireless wholesale revenue projections revised for the first half of 2009 to reflect corrected Sprint usage information

•	Changes to guidance also reflect recent operating trends, the current economic environment and implementation of cost saving initiatives

•	Strong wireless data usage continues to be the primary driver of growth. For the first quarter, smartphones and aircards represented a record 26% of postpay gross adds

•	Management affirms prior guidance for 2009 free cash flow growth of 25%-35%

•	Quarterly dividend rates unaffected by updated guidance

The revised guidance reflects the recent correction by NTELOS of billing information used by the Company related to its Strategic Network Alliance agreement with Sprint Nextel (“Sprint”), recent trends in the business, and management’s expectations for the remainder of 2009 in light of the current economic conditions. The Company has taken initiatives to offset the impact of these elements, and the revised guidance reflects these initiatives as well.

Changes to Sprint-related revenue include the discovery that portions of usage by Sprint customers had been incorrectly classified in the Company’s billing process, for Sprint billing only. Wireless wholesale revenue was overstated by approximately $3.9 million, or 0.7% of previously reported consolidated revenue, in 2008, which is not considered material. In addition, guidance for the first six months of 2009 reflected this overstated trend, which has now been adjusted in the updated guidance. As previously reported, Sprint-related revenues for the second half of 2009 are expected to be at the $9 million monthly minimum due to the July 1, 2009 travel data rate reset provided for in the Sprint agreement.

“For 2009, the Sprint adjustment has a one-time, first-half revenue impact. As illustrated by our guidance, we do not expect this change to prevent NTELOS from achieving solid growth this year,” said James S. Quarforth, Chief Executive Officer of NTELOS. “Robust growth in data revenue from our core retail customers is driving continued overall growth in the wireless division. Additionally, our wireline division had a strong first quarter and is on track for a record year of profitability.”

“Nevertheless, the economic conditions are having an impact on certain metrics, in particular prepaid wireless ARPU and overall wireless churn, similar to what we experienced in the second half of 2008,” continued Quarforth. “We are taking appropriate steps operationally, and we have implemented a number of cost saving initiatives Company-wide. As a result, we expect to achieve our previous guidance of free cash flow growth of 25% to 35% over 2008.”

NTELOS now expects 2009 consolidated operating revenues to be between $562 million and $571 million. Wireless operating revenues are expected to be between $438 million and $444 million, with total wireless wholesale and roaming revenues of $116 million to $118 million. Total wireline operating revenues are expected to be between $124 million and $127 million. Operating income is expected to be between $123 million and $134 million and net income is expected to be between $59 million and $67 million. Consolidated adjusted EBITDA is now expected to be between $230 million and $236 million. Wireless adjusted EBITDA is now expected to be between $167 million and $171 million and wireline adjusted EBITDA is now expected to be between $69 million and $71 million.

Consolidated capital expenditures for 2009 are expected to be between $109 million and $115 million. Wireless capital expenditures are expected to be between $58 million and $62 million; wireline between $32 million and $34 million; and other to be approximately $19 million.

Using the midpoints of these new guidance ranges, 2009 operating income is projected to be 11% over 2008; net income to be 40% over 2008; and free cash flow to be more than 33% over 2008 free cash flow.

The Company currently estimates that the impact of the Sprint correction for 2008 financial results will be a reduction of wireless wholesale revenues and adjusted EBITDA of $3.9 million ($2.4 million after tax, or $0.06 per share). Quarterly for 2008, this amount is estimated to be $0.2 million, $0.9 million and $2.8 million in second, third and fourth quarters 2008, respectively. Revised 2008 consolidated operating revenues are estimated to be $535.9 million, operating income to be $115.6 million, net income to be $44.8 million, and basic and diluted earnings per share to be $1.07 and $1.06, respectively. Revised 2008 consolidated adjusted EBITDA is estimated to be $223.2 million. The final impact for 2008 will be reflected for comparative purposes through revisions to 2008 results in subsequent quarterly releases and filings.

“2008 was a successful year across our business lines,” said Quarforth. “The Sprint adjustment does not affect the many areas that experienced growth in 2008 and continue to grow in 2009. As noted previously, we experienced a 49% year-over-year increase in postpay data ARPU in fourth quarter 2008, even though almost 40% of our EV-DO sites were in service for only part of the quarter. Similarly in wireline, revenue and customer growth related to fiber capital investments in 2008 will be fully realized in 2009 and beyond, as the majority of these projects were in service for less than half of 2008.”

The Company’s compliance with its financial covenants or its ability to continue the payment of dividends is not affected by these matters.

Selected First Quarter 2009 Results

Wireless gross subscriber additions for first quarter 2009 were 50,426, up 7% from 46,953 in first quarter 2008. Postpay gross subscriber additions, which generally represent higher-paying customers with long-term contracts, were 23,205 for first quarter 2009, an increase of 34% over the prior year. Smartphone and air card sales for the quarter represented 26% of postpay sales.

“The first quarter followed a recent trend of strong postpay gross additions, and the record sales of smartphones and aircards positions the Company well for continued growth in data revenue,” stated Quarforth. “We continue to focus on leveraging our investment in EV-DO to attract high value customers to our network.”

Total wireless monthly subscriber churn was 3.1% for the first quarter 2009, slightly improved from the previous quarter. Postpay churn for the quarter was 2.2%, slightly higher than the previous quarter. Net wireless subscriber additions for first quarter 2009 were 9,467. Postpay growth for first quarter 2009 was 3,261, or 34% of the total, compared to 12% of the total for first quarter 2008.

Total long-term debt at March 31, 2009 was approximately $606.5 million, with cash and cash equivalents of approximately $65.6 million.

Wireless wholesale revenues derived from the Strategic Network Alliance Agreement with Sprint were approximately $28.8 million for first quarter 2009 compared to approximately $24.0 million for first quarter 2008.

NTELOS expects to announce final first quarter 2009 financial results on April 30, 2009 and to host a conference call the following morning, May 1, 2009, to discuss operating results for the quarter and changes to 2009 company guidance.

Quarforth concluded, “To reiterate my comments from our February 26, 2009 release, our catalysts for growth are in place and we remain confident that in 2009 we will grow revenues, adjusted EBITDA and free cash flow, as a result of our growth in customers and data ARPU.”

Business Outlook

The 2009 financial guidance contained in this press release is based on management’s current expectations. This guidance is forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

###

NTELOS First Quarter 2009 Earnings Conference Call

May 1, 2009, 10:30 A.M. (ET)

Domestic Dial in number: 877-407-8031

International Dial in number: 201-689-8031

Account #: 286

Confirmation ID: 320066

Audio webcast: http://ir.ntelos.com/

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, loss on interest rate swap agreement, minority interests, other income, non-cash compensation charges and voluntary early retirement charges.

Free cash flow is defined as adjusted EBITDA less capital expenditures.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Wireless Customer Detail

•	Customer Summary Table

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009
Wireless Subscribers	421,265	425,880	427,028	435,008	444,475

RLEC Total Access Lines	43,260	42,777	41,989	41,135	40,343

RLEC Residential Access Lines	28,303	27,870	27,124	26,513	25,893

CLEC Access Lines [1]	49,273	49,555	49,856	49,899	49,499

RLEC Broadband Customers [2]	12,364	12,701	13,010	13,358	13,791

Total Broadband Connections [2]	20,890	21,371	21,825	22,505	22,846

Long Distance Subscribers	48,715	49,069	49,027	48,655	48,240

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009
Total Wireless Subscribers
Beginning Subscribers	406,795	421,265	425,880	427,028	435,008
Prepay	115,068	127,765	127,419	123,451	123,999
Postpay	291,727	293,500	298,461	303,577	311,009

Gross Additions	46,953	36,559	41,322	48,964	50,426
Prepay	29,586	17,900	17,727	22,888	27,221
Postpay	17,367	18,659	23,595	26,076	23,205

Disconnections	32,483	31,944	40,174	40,984	40,959
Prepay	16,120	17,456	20,969	21,579	20,170
Postpay	16,363	14,488	19,205	19,405	20,789

Net Additions	14,470	4,615	1,148	7,980	9,467
Prepay	13,466	444	(3,242)	1,309	7,051
Postpay	1,004	4,171	4,390	6,671	2,416

Ending Subscribers	421,265	425,880	427,028	435,008	444,475
Prepay	127,765	127,419	123,451	123,999	130,205
Postpay	293,500	298,461	303,577	311,009	314,270

Postpay subscriber growth for first quarter 2009 of 3,261 consists of net additions of 2,416 and conversions of prepay customers to postpay of 845.